EXHIBIT P.1.

CODE OF ETHICS

OUR STREET FUNDS, INC.

VIRGINIA FINANCIAL INNOVATION CORP.

A.

Introduction

Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) requires registered investment companies, their investment advisers and their principal underwriters to adopt codes of ethics containing provisions reasonably necessary to prevent their respective “access persons” from engaging in certain fraudulent, deceptive and manipulative practices as defined in the rule.

Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers registered or required to be registered under Section 203 of the Advisers Act to establish, maintain and enforce a written code of ethics that, at a minimum includes:

1.

A standard (or standards) of business conduct that it requires of its supervised persons, which standard must reflect the adviser’s fiduciary obligations and those of its “supervised persons”;

2.

Provisions that require the adviser’s supervised persons to comply with applicable

Federal securities laws;

3.

Provisions that require all of the adviser’s access persons to report, and the adviser to review, the personal securities transactions and holdings of its access persons periodically as provided in the rule;

4.

Provisions requiring supervised persons to report any violations of the adviser’s code of ethics promptly to the adviser’s chief compliance officer or, provided that its chief compliance officer also receives reports of all violations, to such other persons as may be designated by the adviser in its code of ethics.

5.

Provisions requiring the adviser to provide each of its supervised persons with a copy of its code of ethics and any amendments, and requiring its supervised persons to provide the adviser with a written acknowledgement of their receipt of the code and amendments.

The purpose of this Code of Ethics is to inform officers, directors and “access persons” of Our Street Funds, Inc. (“Funds”) as well as all officers, directors, “supervised persons” and “access persons” of the Adviser of their ethical and legal responsibilities with respect to certain matters, including securities transactions, involving (a) possible conflicts interest between the Adviser and its clients including the Funds, or (b) the possession of certain non-public information.1 Except as otherwise specified herein, this Code of Ethics applies to all employees, officers, and directors of the Adviser and the Funds.

This Code of Ethics is based on the principle that all employees, officers and directors of the Funds have a fiduciary duty to place the interests of the Funds before their own interests, to conduct all personal securities transactions in accordance with the Code of Ethics, and to do so in a manner which does not interfere with the portfolio transaction of the Funds, or otherwise take unfair advantage of their relationship to the Funds. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of the Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual’s fiduciary duties to the Funds. For purpose of this Code of Ethics, the term “Funds” includes series thereof.

B.

Definitions

1.

“Access Person” means with respect to the Funds2:

         (i) Any Advisory Person of the Funds or of the investment adviser of any series of the Funds as defined in Rule 17j-1, any officer or member of the Adviser, any officer or trustee of the Trust;

(ii) Any officer, director or general partner of a principal underwriter of the Funds who, in the ordinary course of business, make, participates in or obtains information regarding, the purchase or sales of Covered Securities by the Funds or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds regarding the purchase or sale of Covered Securities.

2.

“Advisory Person” of the Funds or the Adviser means:

(i) Any employee of the Funds or Adviser, (or of any company in a control relationship to the Funds or the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sales of Covered Securities by the Funds, or whose functions relate to making of any recommendations with respect to such purchases or sales; and

      (ii) Any natural person in a control relationship to the Funds or Adviser who obtain information concerning recommendations made to the Funs with regard to the purchase or sale of Covered Securities by the Funds.

3.

“Beneficial Ownership” shall be interpreted

in the same manner a it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and the regulations there under, except that the determination of direct of indirect beneficial ownership shall apply to all securities which an access person has or acquires. (See Appendix A for a more complete description)

4.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

5.

“Disinterested Director” means a director who is not an “interested person” of the Funds within the meaning of Section 2(a)(9) of the 1940 Act.

6.

“Equivalent Security” means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that issuer, or a security convertible into another security.

7.

“Immediate Family” of an individual means any of the following persons who reside in the same household as the individual: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, and sister-in-law.

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to possible conflicts of interest, diversion of a corporate opportunity, or appearance of impropriety which this Code is intended to prevent.

8.

“Investment Personnel” means those employees of the Funds, the Adviser or the Distributor or any person in a control relationship to the Funds, the Adviser or the Distributor who provide information and advice regarding the purchasing or sale of securities by the Funds.

9.

“Investment Manager” means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Funds.

10.

 “Covered Security” shall have meaning set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of unaffiliated registered open-end investment companies, direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements. “Covered Security” does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would prohibit under this Code).

11.

“Purchase or Sale of a Covered Security” includes, without limitation, the writing purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

12.

“Security Held or to be Acquired or Sold by the Funds” means: (i) any Covered Security which, within the most recent 15 days, (a) is or has been held by the Funds; or (b) is being considered by the Trust or its Adviser for purchase or sale by the Funds; and (ii) any option to purchase or sell, any security convertible or exchange for, a Covered Security as described in Section B.13 (i) of this Code of Ethics.

13.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) or the Securities Exchange Act of 1934. Securities issued in Initial Public Offerings are included in the definition of “Covered Securities”.

14.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of Section 4(6) or pursuant to rule 504, Rule 505, or Rule 506 under Securities Act of 1933. Securities issued in Limited Offerings are included in the definition of “Covered Securities”.

15.

“Automatic Investment Plans” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

16.

“Supervised Person” shall have the same meaning as that set forth in Section 2(a)(25) of the Advisers Act and, as such, shall mean any partner, officer, director, (or other person occupying a similar status or performing similar functions), or employee of an investment adviser and is subject to the supervision and control of the investment adviser.

C.

Pre-Clearance Requirements

All Access Persons shall clear in advance through the Chief Compliance Officer of the Funds any purchase or sale, direct or indirect, of any Covered Security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership interest. The Compliance Officer shall retain written records of such pre-clearance requests.

The Chief Compliance Officer will not grant clearance for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by the Funds or any series thereof.   If the Covered Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if either that security of the security or securities to be issued upon exercise of the option is/are being considered for purchase or sale by the Funds or any series thereof.  If the Covered Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which the Covered Security is convertible are being considered for purchase or sale by the Funds or any series thereof.

The Chief Compliance Officer may refuse to pre-clear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or the appearance of impropriety. Advisory Persons of the Adviser and/or the Funds must obtain approval from the Chief Compliance Officer of the Funds before directly or indirectly acquiring beneficial ownership in any securities in a Limited Offering or an Initial Public Offering. The Chief Compliance Officer will not grant clearance for the acquisition of a security in a Limited Offering or Initial Public Offering if it is determined that the investment opportunity to acquire the security is being offered to the individual requesting clearance by virtue of such individual’s position with the Adviser or the Funds (as applicable). An individual who has been granted clearance to acquire Securities in a Limited Offering or an Initial Public Offering shall disclose such investment in the issuer. A subsequent consideration by the Funds or any series thereof to purchase such a security shall be subject to independent review by Investment Personnel with no personal interest in the issuer.

Clearance shall be effective, unless earlier revoked, until the earlier of (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) the access person learns that the information provided to the Chief Compliance Officer in such access person’s request for clearance is not accurate. If an access person places an order for a transaction within the five trading days but such order is not executed within the five trading days (i.g. a limit order), clearance need not be obtained again unless the person who placed the original order revoked or modified the order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a security to which the clearance relates is being considered for purchase or sale.

D.

Exempted Transactions

The pre-clearance requirements in Section C of this Code of Ethics shall not apply to:

1.

Purchases or sales that are non-volitional on the part on part of either the Access Person or the Funds.

2.

Purchases which are part of an Automatic Investment Plan.

3.

Shares of the Funds or any series thereof.

4.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired form such issuer, and sales of such rights so acquired.

5.

Purchases or sales by a disinterested director of the Funds or a member of his or her immediate family.

E.

Prohibited Actions and Transactions

Notwithstanding a grant clearance under Section C hereof, the following actions and transactions are prohibited and will result in sanctions including, but not limited to, the sanctions expressly provided for in this Section.

1.

Access Persons shall not execute a securities transaction on a day during which the Trust has a pending buy or sell order in that same security or an equivalent security until that order is executed or withdrawn. An Access Person shall disgorge any profits realized on trades within such period. This prohibition does not apply to disinterested directors of the Funds and their immediate families.

2.

An Advisory Person of the Adviser or the Funds shall not buy or sell a security within seven calendar days before or after the any series of the Funds trades in that security or an equivalent security unless such series’ entire position in that security or equivalent securities has been sold prior to the investment manager’s transaction and the investment manager is also selling the security. An Advisory Person of the Adviser of the Funds shall disgorge any profits realized on trades within such period.

3.

Short-term trading by Advisory Persons of the Adviser and/or the Funds is discouraged. For purpose of this Code of Ethics “short-term trading” shall mean the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days.

4.

 Advisory Persons of the Adviser and/or the Funds shall not accept from any person or entity that does or proposed to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by investment personnel and investment managers is also prohibited. For purposes of this subparagraph, de minimis means $100 or less if received in the normal course of business.

5.

Access Persons shall not be permitted to serve on the Board of Directors of publicly traded companies.

6.

Advisory Persons of the Adviser and/or the Funds shall not purchase during the underwriting of the security any security which, due to its public demand in relation to the amount offered, is likely to increase in value.

7.

Investment Personnel and Investment Managers shall not engage in short sales or margin trades of securities.

8.

An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

9.

An Access Person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any security or to create false appearance of active trading (anti-market manipulation).

10.

An Access Person shall not execute a securities transaction involving the purchase or sale of a security at involving the purchase or sale of a security at a time when such access person intends, or knows of another’s intention, to purchase or sell that security (or an equivalent security) on behalf of the Funds or any series thereof. This prohibition would not apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and dale) direction as the transaction of the Funds or any series thereof.

11.

An Access Person shall not cause or attempt to cause the Funds or any series thereof to purchase, sell, or hold any security in a manner calculated to create any personal benefits to such access person or his or her immediate family. If an Access Person or his or her immediate family stands to materially benefit from an investment decision for the Funds or any series thereof that the Access Person is recommending or in which the Access Person is participating, the Access Person shall disclose to the persons with authority to make investment decisions for the Funds or any series thereof any beneficial ownership interest that the Access person or his or her immediate family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her immediate family or the appearance of impropriety.

F.

Reporting Requirements of Access Persons

Subject to the exception noted in Section G of this Code of Ethics, every Access Person (as defined in Section B.1.), must provide to the Chief Compliance Officer of the Funds (“CCO”) the reports described in this Section F.

1.

Disclosure of Personal Brokerage Accounts

Within ten days of becoming an Access Person, all Access Persons are required to submit to the CCO, a report stating the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their Immediate Family, and any brokerage accounts which they control or in which they or a member of their Immediate Family have a Beneficial Ownership interest. Each such report must contain the date on which it is submitted and the information in the report must be current as of a date no more than 45 days prior to that date. Thereafter, each Access Person must update the information contained in such report on an annual basis and the report should be submitted with the annual holdings reports described below. In addition, Access Persons must notify the CCO immediately upon the opening of a new personal brokerage account. Access Persons must arrange for delivery of duplicate account statements and trade confirmations to the CCO.

2.

Initial Holdings Report

Within ten days of becoming an Access Person, each Access Person must submit to the CCO an Initial Holdings Report that contains the following information about each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership:  the title and type of Security, and, as applicable, the exchange sticker symbol or CUSIP number, number of shares, and principal amounts of thereof. The Initial Holding Report must state the date on which it is submitted and provide information that is current as of a date no more that 45 days prior to the date that the report was submitted.

3.

Annual Holdings Report

On an annual basis all Access Persons must supply the information required to be provided in the Initial Holdings Report (Annual Holdings Report). Each Annual Holdings Report must state the date on which it is submitted, and the information included therein must be current as of a date no more that 45 days prior to the date the report was submitted. Such reports must also include the name of any broker, dealer, or bank with whom the Access Person maintains an account in which securities are helf for the direct or indirect benefit of the Access Person.

4.

Quarterly Transaction Reports

All Access Persons, shall report to the CCO the following information with respect to transactions in a Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Securities:

•

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and the principal amount of each Covered Security;

•

The nature of the transaction (i.e., purchase, sales or any other type of acquisition or disposition);

•

The price of the Covered Security at which the transaction was effected; and

•

The name of the broker, dealer, or bank with or through whom the transaction was effected.

•

The date the Access Person submits the report.

Such Quarterly Transaction Reports shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Quarterly Transactions Reports may be provided in the form of Confirmations and Brokerage Statements sent directly to the CCO.

G.

Exceptions to Reporting Requirements

1.

A person need not make a report under Section F of this Code of Ethics with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

2.

A director of the Funds who is a Disinterested Director and who would be required to make a report solely by reason of being a director of the Funds, need not make:

a.   An Annual Holdings Report under Section F.3. of this Code of Ethics; and

b.

A Quarterly Transaction Report under Section F.4. of this Code of Ethics unless the Trustee knew or, in ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee’s Transaction in a Covered Security, the Trust purchased or sold the Covered Security, or the Trust or investment adviser considered purchasing or selling the Covered Security.

3.

An Access Person of the Adviser need not make a separate report to the Adviser under Section F of this Code of Ethics to the extent that the information in the report would duplicate information required to be recorded under Rule 204-2(a)(13) of the Advisers Act.

4.

An Access Person need not make a quarterly transaction report under Section F.4. of this Code of Ethics if the report would duplicate information contained in broker trade confirmations or account statements received by the Funds, the Adviser or the Distributor with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Trust, Adviser or Distributor.

5.

An Access Person need not make a quarterly transaction report under Section F.4. of this Code of Ethics with respect to transactions effected pursuant to an Automatic Investment Plan.

H.

Review of Reports

The Funds and the Adviser shall adopt and implement procedures for the review of all required to be made pursuant to Section F of this Code of Ethics.

I.

Notification of Reporting Obligation

The Funds, the Adviser and [the Distributor] shall identify all Access Persons who are required to make reports pursuant to Section F of this Code of Ethics and shall inform their perspective Access Persons of their reporting obligations.

J.

Confidentiality of Transactions and Information

1.

Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by any series of the Funds, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of any series of the Funds and shall not disclose any such confidential information without prior consent from the CCO. Notwithstanding the foregoing, the holdings of any series of the Funds shall be considered confidential after such holdings have been disclosed in a public report to shareholders or the Securities and Exchange Commission.

2.

Access Persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with Adviser or the Funds (as applicable).

K.

Provisions Applicable to Access Persons and Adviser’s “Supervised Persons”

1.

Compliance with Federal Securities Laws

All Access Persons and  “Supervised Persons” (as defined in Section 2(a)(25) of the Advisers Act) of the Adviser are required to comply with all federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach Bliley Act and any rules adopted there under by the SEC, and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted there under by the SEC or the Department of the Treasury.

2.

Reports of Violations of this Code of Ethics

All Access Persons and  Supervised Persons of the Adviser are required to report any violations of this Code of Ethics promptly to the CCO.

L.

Sanctions

Upon discovering a violation of this Code of Ethics, the Adviser and/or the Board of Directors of the Funds (as applicable) may impose such sanctions, as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Funds.

M.

Certification of Compliance

Each Access Persons shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

1  In adopting this Code of Ethics, the Adviser recognizes  its separate obligations under the Advisers Act to adopt and implement a policy and related procedures that are designated to detect and prevent the misuse of  material, non-public information. The Adviser acknowledges that this Code of Ethics is not intended to address, and does not address, those obligations.

2 The Chief Compliance Officer(s) for the Funds, any investment adviser to the Funds (referred to herein separately and collectively as the “Adviser”) and any principal underwriter for the Funds (referred to herein separately and collectively as the “Distributor”) are responsible for determining who their respective “Access Persons” are for purposes of this Code of Ethics.  The Adviser and the Distributor shall provide the Chief Compliance Officer of the Funds with a list of their respective “Access Persons” prior to providing any advisory or distribution services for the Funds and shall provide written updates of any changes within one business day of such changes.

Appendix A to the Code of Ethics

“Beneficial Ownership”

For purpose of this Code of Ethics, “beneficial ownership” shall be interpreted in the same manner as it would be interpreted in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations there under, except that the determination of direct or indirect beneficial ownership applies to all securities which an Access Person has or acquires. The Adviser and the Funds will interpret beneficial ownership in a broad sense.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an Access Person’s account, bearer securities held by an Access Person, securities held by custodians, pledged securities, and securities held by relatives or others for an Access Person. An Access Person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual’s immediate family. The relative’s ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

An Access Person is deemed to have beneficial ownership of securities owned by a Trust of which the Access Person is the settler, trustee or beneficiary, securities owned by an estate of which the Access Person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the Access Person is a partner.

An Access Person must comply with the provisions of this Code of Ethics with respect to all securities in which such Access Person has a beneficial ownership interest. If an Access Person is in doubt as to whether she or he has a beneficial ownership interest in a security, the Access Person should report the ownership interest to the CCO. An Access Person may disclaim beneficial ownership as to any security on required reports.